Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release Date: August 4, 2010	Contact: Media Teresa Souza 915/543-5823	Investor Relations: Steve Busser 915/543-5983 Rachelle Williams 915/543-2257

El Paso Electric Announces Second Quarter Financial Results

Overview

•

For the second quarter 2010, EE reported net income of $21.5 million, or $0.49 basic and diluted earnings per share. In the second quarter of 2009, EE reported net income of $15.4 million, or $0.34 basic and diluted earnings per share.

•

For the six months ended June 30, 2010, EE reported net income of $33.0 million, or $0.75 basic and diluted earnings per share. Net income for the six months ended June 30, 2009 was $25.0 million, or $0.56 basic and diluted earnings per share.

“The second quarter of 2010 was another strong quarter for El Paso Electric Company, both financially and operationally,” said David W. Stevens, Chief Executive Officer. “We continue to experience significant growth in non-fuel base retail revenues and we reached a new native system peak of 1,615 MW in July 2010.”

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2010 net income relative to 2009 net income.

	Quarter Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
June 30, 2009		$15,431	$0.34		$25,040	$0.56
Changes in:
Retail non-fuel base revenue	$6,721	4,235	0.10	$14,846	9,353	0.21
Deregulated Palo Verde Unit 3 revenues	2,869	1,808	0.04	2,356	1,484	0.03
Interest and investment income	1,991	1,665	0.04	3,575	3,079	0.07
Palo Verde O&M	1,599	1,007	0.02	929	585	0.01
Depreciation and amortization	(1,461)	(921)	(0.02)	(3,066)	(1,932)	(0.04)
Pension and benefits expense	(1,194)	(752)	(0.02)	(1,344)	(847)	(0.02)
Interest on long-term debt	(45)	(28)	—	1,678	1,058	0.02
Elimination of Medicare Part D tax benefit	—	—	—	—	(4,787)	(0.11)
Other		(938)	(0.02)		(77)	—

June 30, 2010		$21,507	0.48		$32,956	0.73

Change in weighted average number of shares			0.01			0.02

June 30, 2010			$0.49			$0.75

Second Quarter 2010

Earnings for the quarter ended June 30, 2010 when compared to the same period last year, were positively affected by:

•

Higher retail non-fuel base revenues in 2010 primarily due to a 4.2% increase in kWh sales to retail customers as a result of a 1.7% growth in customers served, increased sales to large commercial and industrial customers, and new non-fuel base rates in our New Mexico jurisdiction effective beginning January 2010.

•

Increased revenues from retail sales of deregulated Palo Verde Unit 3 power due to increased generation at Palo Verde Unit 3 in 2010. In 2009 Palo Verde Unit 3 had a scheduled refueling and maintenance outage through most of April and May.

•

Increased interest and investment income primarily due to a decline in impairment losses on investments in our Palo Verde decommissioning trusts of $2.4 million in 2010 when compared to the same period in 2009.

•	Decreased Palo Verde operations and maintenance costs primarily due to decreased operations costs at all three units.

Earnings for the quarter ended June 30, 2010 when compared to the same period last year were negatively affected by:

•	Increased depreciation and amortization expense due to increased depreciable plant balances.

•	Increased pension and benefits expense primarily due to changes in actuarial assumptions for our pension plan and increased costs associated with our medical and dental plans.

El Paso Electric • P.O. Box 982 • El Paso, Texas 7996

Year to Date

Earnings for the six months ended June 30, 2010 when compared to the same period last year, were positively affected by:

•

Higher retail non-fuel base revenues in 2010 primarily due to a 5.3% increase in kWh sales to retail customers as a result of colder winter weather, increased sales to large commercial and industrial customers, a 1.8% growth in customers served, and new non-fuel base rates in our New Mexico jurisdiction effective beginning January 2010.

•

Increased interest and investment income primarily due to a decline in impairment losses on investments in our Palo Verde decommissioning trusts of $4.9 million in 2010 when compared to the same period in 2009.

•

Increased revenues from retail sales of deregulated Palo Verde Unit 3 power due to increased generation at Palo Verde Unit 3 in 2010. In 2009, Palo Verde Unit 3 had a scheduled refueling and maintenance outage through most of April and May.

•

Decreased interest expense on long-term debt primarily as the result of lower interest rates on pollution control bonds. Two series of pollution control bonds were refunded in March 2009 at a fixed 7.25% interest rate which was lower than the variable interest rates applied to these bonds before the refunding.

•	Decreased Palo Verde operations and maintenance costs primarily due to decreased operations costs at all three units.

Earnings for the six months ended June 30, 2010 when compared to the same period last year were negatively affected by:

•	A one-time increase in tax expense to recognize a change in tax law enacted in the Patient Protection and Affordable Care Act to eliminate the tax benefit related to the Medicare Part D subsidies.

•	Increased depreciation and amortization expense due to increased depreciable plant balances.

•	Increased pension and benefits expense primarily due to changes in actuarial assumptions for our pension plan.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $6.7 million, pre-tax, or 5.4% in the second quarter of 2010 compared to the same period in 2009 primarily due to (i) a 32.5 % increase in retail non-fuel base revenues received from large commercial and industrial customers attributable to an increase of 13.3% in kWh sales and the implementation of higher rates in new contracts with several large customers whose contracts had expired; (ii) a 2.5% increase in kWh sales to residential customers reflecting 1.7% growth in the average number of customers served; and (iii) a 2.6% increase in kWh sales to small commercial and industrial customers primarily due to a 2.4% increase in the average number of small commercial and industrial customers served. Revenues to public authorities increased 2.1% primarily reflecting increased kWh sales of 2.9% largely due to increased sales from military bases. Revenues in all customer classes also reflect increased non-fuel base rates in New Mexico which were effective beginning January 2010. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 11 of the Release.

For the six months ended June 30, 2010, retail non-fuel base revenues increased by $14.8 million, pre-tax, or 6.6% compared to the same period in 2009 primarily due to a 7.6% increase in kWh sales to residential customers reflecting colder winter weather in 2010 and 1.8% growth in the average number of customers served. During the six months ended June 30, 2010, heating degree days were 33% above the same period in 2009 and 13% above the 10-year average. Retail non-fuel base revenues from large commercial and industrial customers increased 25.7% due to an increase of 9.9% in kWh sales and the implementation of higher rates in new contracts with several large customers whose contracts had expired. Retail non-fuel base revenues also increased

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

due to a 2.5% increase in kWh sales to small commercial and industrial customers primarily as a result of a 2.2% increase in the average number of small commercial and industrial customers served. Revenues to public authorities increased 2.7% primarily reflecting increased kWh sales of 3.1% largely due to increased sales from military bases. Revenues in all customer classes also reflect increased non-fuel base rates in New Mexico which were effective beginning January 2010. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 13 of the Release.

2009 Texas Retail Rate Case

On July 30, 2010, the Public Utility Commission of Texas (PUCT) approved a settlement in the 2009 Texas retail rate case in PUCT Docket No. 37690. The settlement calls for an annual non-fuel base rate increase of $17.15 million effective for usage beginning July 1, 2010. Interim rates were placed in effect July 1, 2010 pending final approval by the PUCT. All additions to electric plant in service since June 30, 1993 through June 30, 2009 were deemed to be reasonable and necessary with the exception of one small addition. In addition, our new customer information system completed in April 2010 was also included in base rates with a ten-year amortization. The settlement provides for the reconciliation of fuel costs incurred through June 30, 2009 except for the recovery of final coal reclamation costs which will be litigated separately. The fuel reconciliation was bifurcated from the rate case (Docket No. 38361) to allow for litigation of the final coal reclamation costs. The PUCT also approved the use of a formula-based fuel factor which provides for more timely recovery of fuel costs. Consistent with a prior rate agreement, effective July 1, 2010, we will share 90% of off-system sales margins with customers and retain 10% of such margins. Previously, we retained 75% of off-system sales margins. The PUCT approved a $19.7 million or 11% reduction in our fixed fuel factor as the initial rate under the approved fuel factor formula. The PUCT also approved an energy efficiency cost-recovery factor that includes the recovery of deferred energy efficiency costs over a three-year period.

Patient Protection and Affordable Care Act

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into law. A major provision of the law is that, beginning in 2013, the income tax deductions for the cost of providing certain prescription drug coverage will be reduced by the amount of the Medicare Part D subsidies received. We were required to recognize the impacts of the tax law change at the time of enactment and recorded a one-time non-cash charge to income tax expense of approximately $4.8 million in the first quarter of 2010.

Palo Verde Operations

We own approximately 633 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde Nuclear Generating Station, operated by Arizona Public Service Company. The operation of Palo Verde not only affects our ability to make off-system sales but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operation and maintenance expenses. Palo Verde generation accounted for approximately 54% of total Company generation in the second quarter of 2010. Palo Verde had a capacity factor of 80.4% in the second quarter of 2010 compared to 80.6% for the same period last year. A scheduled spring refueling outage at Palo Verde Unit 1 began April 3, 2010 and was completed May 23, 2010. The 2009 scheduled spring refueling outage at Palo Verde Unit 3 began April 3, 2009 and was completed May 28, 2009.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Off-system Sales

We make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The Company shared 25% of off-system sales margins with customers and retained 75% of off-system sales margins through June 30, 2010 pursuant to rate agreements in prior years. Effective July 1, 2010, the Company will share 90% of off-system sales margins with customers and retain 10% of off-system sales margins. The table below shows off-system sales in MWh and the pre-tax margins realized and retained by us from sales during the quarter and six months ended June 30, 2010 and 2009:

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
MWh sales	511,470	634,078	1,359,208	1,692,481
Total margins (in thousands)	$1,049	$1,143	$6,890	$7,865
Retained margins (in thousands)	$787	$857	$5,169	$5,900

For the quarter ended June 30, 2010, retained margins from off-system sales decreased approximately $0.1 million, pre-tax, over the corresponding period in 2009 due primarily to a 19.3% decrease in MWh sales partially offset by a slight increase in margins per MWh. The table below shows on a per MWh basis, pre-tax revenues, costs and margins from off-system sales for 2010 and 2009.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Pre-Sharing Average Margin Per MWh
March 31, 2009	$36.49	$30.13	$6.36
June 30, 2009	$35.43	$33.63	$1.80
March 31, 2010	$45.65	$38.76	$6.89
June 30, 2010	$34.63	$32.57	$2.06

Capital and Liquidity

We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At June 30, 2010, common stock equity represented 46.3% of our capitalization (common stock equity, long-term debt and the current portion of long-term debt, and financing obligations). At June 30, 2010, we had a balance of $29.4 million in cash and cash equivalents, most of which was in funds invested in United States Treasury securities.

Cash flows from operations for the six months ended June 30, 2010 were $59.5 million compared to $111.3 million in the corresponding period in 2009. The primary factor affecting the decreased cash flow was reduced collection of deferred fuel revenues in 2010. The difference between fuel revenues and fuel expense is deferred to be refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. The collection of deferred fuel revenues included the over-recovery of fuel costs by $12.1 million in 2010 compared to an over-recovery of fuel costs of $36.6 million in 2009. During the first six months of 2010, we refunded $11.8 million of over-recoveries to Texas customers compared to recovering through a surcharge of $16.3 million of under-recoveries from Texas customers in the first six months of 2009. Over-recoveries in New Mexico and from our FERC customer are refunded through fuel adjustment clauses with a two month lag. At June 30, 2010, we had a net fuel over-recovery balance of $18.4 million, including $17.9 million in Texas, $0.6 million in New Mexico, and an under-recovery balance of $0.1 million from our FERC customer. On July

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

15, 2010, the PUCT approved our request to refund to our Texas customers $11.1 million of over-recoveries in July and August 2010.

During the six months ended June 30, 2010, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel, and the repurchase of common stock. Capital requirements for new electric plant were $90.6 million for the six months ended June 30, 2010 compared to $99.8 million for the six months ended June 30, 2009.

We maintain a $200 million revolving credit facility to provide liquidity to the Company. Up to $120 million under the revolving credit facility is available through direct borrowings to a trust that is used to finance our nuclear fuel inventory. Nuclear fuel financing requirements exceeded the trust borrowing capacity in June 2010 and as a result, the Company itself borrowed under the facility to finance nuclear fuel that could not be financed by the trust. Amounts due under the revolving credit facility by both the trust and the Company for nuclear fuel were $122.8 million as of June 30, 2010, including accrued interest and fees. Borrowings by the trust for nuclear fuel were $103.5 million as of June 30, 2009, including accrued interest and fees. The revolving credit facility is scheduled to expire in April 2011.

On February 19, 2010, the Board of Directors authorized repurchases of up to 2 million additional shares of the Company’s outstanding common stock. During the six months ended June 30, 2010, we repurchased 502,492 shares of common stock in the open market at an aggregate cost of $10.0 million under both the previously authorized program and under the recently authorized program. As of June 30, 2010, 1,698,490 shares remain available for repurchase under the recently authorized program. The Company currently intends to continue to repurchase shares in the open market from time to time.

We believe that we will have adequate liquidity through our current cash balances, cash from operations, and our revolving credit facility which terminates in April 2011 to meet all of our anticipated cash requirements through 2010 based on current projections. In June 2010, we received approval from the FERC and the New Mexico Public Regulatory Commission to refinance our revolving credit facility and to issue in a private placement up to $110 million of senior notes from the Rio Grande Resource Trust II (the RGRT), guaranteed by the Company, to finance nuclear fuel. We currently expect to complete the notes financing by RGRT during the third quarter and to use the proceeds to repay amounts borrowed under the revolving credit facility for nuclear fuel. This would enable the future nuclear fuel financing requirements by RGRT to be met with the senior notes with any additional amounts borrowed from the revolving credit facility.

2010 Earnings Guidance

We are providing earnings guidance for 2010 of a range of $1.65 to $2.10 per basic share excluding any one-time impacts of the 2009 Texas retail rate case.

Conference Call

A conference call to discuss second quarter 2010 earnings is scheduled for 10:30 a.m. Eastern Time, August 4, 2010. The dial-in number is 866-818-1393 with a conference ID of 1468302. The conference leader will be Steven P. Busser, Vice President – Treasurer and Chief Risk Officer of EE. A replay will run through August 18, 2010 with a dial-in number of 866-837-8032 and a conference ID of 1468302. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iv) recovery of franchise fees and taxes through tax surcharges in New Mexico; (v) uncertainties and instability in the general economy and the resulting impact of EE’s sales and profitability; (vi) unanticipated increased costs associated with scheduled and unscheduled outages; (vii) the size of our construction program and our ability to complete construction on budget and on time; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xii) uncertainties and instability in the financial markets and the resulting impact on EE’s ability to access the capital and credit markets; and (xiii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended June 30, 2010 and 2009

(In thousands except for per share data)

(Unaudited)

	2010	2009	Variance
Operating revenues, net of energy expenses:
Base revenues	$130,752	$124,039	$6,713 (a)
Off-system sales margins, net of sharing	787	857	(70)
Deregulated Palo Verde Unit 3 revenues	4,268	1,399	2,869
Other	5,286	5,176	110

Operating Revenues Net of Energy Expenses	141,093	131,471	9,622

Other operating expenses:
Other operations and maintenance	41,684	39,844	1,840
Palo Verde operations and maintenance	25,595	27,194	(1,599)
Taxes other than income taxes	13,170	12,511	659
Other income (deductions)	462	(1,327)	1,789

Earnings Before Interest, Taxes, Depreciation and Amortization	61,106	50,595	10,511 (b)

Depreciation and amortization	20,167	18,706	1,461
Interest on long-term debt	12,241	12,196	45
AFUDC and capitalized interest	4,499	4,560	(61)
Other interest expense	25	82	(57)

Income Before Income Taxes	33,172	24,171	9,001

Income tax expense	11,665	8,740	2,925

Net Income	$21,507	$15,431	$6,076

Basic Earnings per Share	$0.49	$0.34	$0.15

Diluted Earnings per Share	$0.49	$0.34	$0.15

Weighted average number of shares outstanding	43,460	44,783	(1,323)

Weighted average number of shares and dilutive potential shares outstanding	43,558	44,792	(1,234)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $17.8 million and $16.4 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Six Months Ended June 30, 2010 and 2009

(In thousands except for per share data)

(Unaudited)

	2010	2009	Variance
Operating revenues, net of energy expenses:
Base revenues	$241,222	$226,384	$14,838 (a)
Off-system sales margins, net of sharing	5,169	5,900	(731)
Deregulated Palo Verde Unit 3 revenues	9,349	6,993	2,356
Other	11,581	10,939	642

Operating Revenues Net of Energy Expenses	267,321	250,216	17,105

Other operating expenses:
Other operations and maintenance	83,875	80,782	3,093
Palo Verde operations and maintenance	48,002	48,931	(929)
Taxes other than income taxes	24,913	25,028	(115)
Other income (deductions)	1,203	(2,916)	4,119

Earnings Before Interest, Taxes, Depreciation and Amortization	111,734	92,559	19,175 (b)

Depreciation and amortization	39,451	36,385	3,066
Interest on long-term debt	24,442	26,120	(1,678)
AFUDC and capitalized interest	8,834	9,081	(247)
Other interest expense	65	252	(187)

Income Before Income Taxes	56,610	38,883	17,727

Income tax expense (c)	23,654	13,843	9,811

Net Income	$32,956	$25,040	$7,916

Basic Earnings per Share	$0.75	$0.56	$0.19

Diluted Earnings per Share	$0.75	$0.56	$0.19

Weighted average number of shares outstanding	43,599	44,770	(1,171)

Weighted average number of shares and dilutive potential shares outstanding	43,710	44,791	(1,081)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $33.6 million and $31.8 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(c)

Income tax expense for the six months ended June 30, 2010 includes a charge of $4,787 related to the Patient Protection and Affordable Care Act which required the elimination of the tax benefit associated with the Medicare Part D subsidies beginning in 2013.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Six Months Ended June 30, 2010 and 2009

(In thousands and Unaudited)

	2010	2009
Cash flows from operating activities:
Net income	$32,956	$25,040
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	39,451	36,385
Deferred income taxes, net	14,206	(4,186)
Other	15,815	16,635
Change in working capital items:
Net recovery of fuel revenues	420	51,618
Accounts receivable	(26,175)	3,499
Other	(17,148)	(17,680)

Net cash provided by operating activities	59,525	111,311

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(90,603)	(99,795)
Cash additions to nuclear fuel	(26,981)	(20,199)
Decommissioning trust funds	(5,604)	(3,903)
Other	(4,454)	(3,405)

Net cash used for investing activities	(127,642)	(127,302)

Cash flows from financing activities:
Repurchase of common stock	(9,988)	—
Financing obligations	15,829	9,840
Other	(104)	(1,782)

Net cash provided by financing activities	5,737	8,058

Net decrease in cash and cash equivalents	(62,380)	(7,933)

Cash and cash equivalents at beginning of period	91,790	91,642

Cash and cash equivalents at end of period	$29,410	$83,709

Cash interest payments	$23,825	$23,526

El Paso Electric Company and Subsidiary

Quarter Ended June 30, 2010 and 2009

Sales and Revenues Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
MWh sales:
Retail:
Residential	583,096	569,004	14,092	2.5%
Commercial and industrial, small	601,048	585,678	15,370	2.6%
Commercial and industrial, large	289,095	255,178	33,917	13.3%
Sales to public authorities	403,770	392,328	11,442	2.9%

Total retail sales	1,877,009	1,802,188	74,821	4.2%

Wholesale:
Sales for resale	17,335	18,564	(1,229)	(6.6)%
Off-system sales	511,470	634,078	(122,608)	(19.3)%

Total wholesale sales	528,805	652,642	(123,837)	(19.0)%

Total MWh sales	2,405,814	2,454,830	(49,016)	(2.0)%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$50,153	$48,073	$2,080	4.3%
Commercial and industrial, small	47,238	45,888	1,350	2.9%
Commercial and industrial, large	11,608	8,762	2,846	32.5%
Sales to public authorities	21,186	20,741	445	2.1%

Total retail non-fuel base revenues	130,185	123,464	6,721	5.4%
Wholesale:
Sales for resale	567	575	(8)	(1.4)%

Total non-fuel base revenues	130,752	124,039	6,713	5.4%

Fuel revenues:
Recovered from customers during the period (a)	45,248	47,447	(2,199)	(4.6)%
Over collection of fuel	(6,402)	(13,285)	6,883	(51.8)%
New Mexico fuel in base rates	17,753	16,444	1,309	8.0%

Total fuel revenues	56,599	50,606	5,993	11.8%

Off-system sales	17,710	22,464	(4,754)	(21.2)%
Other	6,336	6,540	(204)	(3.1)%

Total operating revenues	$211,397	$203,649	$7,748	3.8%

Off-system sales (in thousands):
Gross margins	$1,049	$1,143	$(94)	(8.2)%
Retained margins	787	857	(70)	(8.2)%

Average number of retail customers:
Residential	330,976	325,302	5,674	1.7%
Commercial and industrial, small	36,740	35,892	848	2.4%
Commercial and industrial, large	49	49	—	—
Sales to public authorities	4,701	4,929	(228)	(4.6)%

Total	372,466	366,172	6,294	1.7%

Number of retail customers (end of period):
Residential	331,050	325,707	5,343	1.6%
Commercial and industrial, small	36,713	35,964	749	2.1%
Commercial and industrial, large	49	50	(1)	(2.0)%
Sales to public authorities	4,795	4,925	(130)	(2.6)%

Total	372,607	366,646	5,961	1.6%

Weather statistics			10 Yr Average

Heating degree days	82	82	69
Cooling degree days	995	1,013	988

(a)	Excludes $4.0 million in 2009 of prior periods deferred fuel revenues recovered through Texas fuel surcharge.

El Paso Electric Company and Subsidiary

Quarter Ended June 30, 2010 and 2009

Generation and Purchased Power Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,091,969	1,093,069	(1,100)	(0.1)%
Four Corners	167,625	186,566	(18,941)	(10.2)%
Gas plants	766,575	581,947	184,628	31.7%

Total generation	2,026,169	1,861,582	164,587	8.8%
Purchased power	545,720	729,839	(184,119)	(25.2)%

Total available energy	2,571,889	2,591,421	(19,532)	(0.8)%
Line losses and Company use	166,075	136,591	29,484	21.6%

Total	2,405,814	2,454,830	(49,016)	(2.0)%

Palo Verde capacity factor	80.4%	80.6%	(0.2)%
Four Corners capacity factor	76.9%	84.9%	(8.0)%

El Paso Electric Company and Subsidiary

Six Months Ended June 30, 2010 and 2009

Sales and Revenues Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
MWh sales:
Retail:
Residential	1,139,376	1,058,633	80,743	7.6%
Commercial and industrial, small	1,085,330	1,058,965	26,365	2.5%
Commercial and industrial, large	525,708	478,175	47,533	9.9%
Sales to public authorities	729,327	707,377	21,950	3.1%

Total retail sales	3,479,741	3,303,150	176,591	5.3%

Wholesale:
Sales for resale	26,515	28,958	(2,443)	(8.4)%
Off-system sales	1,359,208	1,692,481	(333,273)	(19.7)%

Total wholesale sales	1,385,723	1,721,439	(335,716)	(19.5)%

Total MWh sales	4,865,464	5,024,589	(159,125)	(3.2)%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$94,988	$88,264	$6,724	7.6%
Commercial and industrial, small	86,437	83,552	2,885	3.5%
Commercial and industrial, large	20,821	16,568	4,253	25.7%
Sales to public authorities	38,102	37,118	984	2.7%

Total retail non-fuel base revenues	240,348	225,502	14,846	6.6%
Wholesale:
Sales for resale	874	882	(8)	(0.9)%

Total non-fuel base revenues	241,222	226,384	14,838	6.6%

Fuel revenues:
Recovered from customers during the period (a)	83,281	97,908	(14,627)	(14.9)%
Over collection of fuel	(12,092)	(36,641)	24,549	(67.0)%
New Mexico fuel in base rates	33,582	31,804	1,778	5.6%

Total fuel revenues	104,771	93,071	11,700	12.6%

Off-system sales	56,413	61,081	(4,668)	(7.6)%
Other	13,159	13,549	(390)	(2.9)%

Total operating revenues	$415,565	$394,085	$21,480	5.5%

Off-system sales (in thousands):
Gross margins	$6,890	$7,865	$(975)	(12.4)%
Retained margins	5,169	5,900	(731)	(12.4)%

Average number of retail customers:
Residential	330,356	324,542	5,814	1.8%
Commercial and industrial, small	36,644	35,839	805	2.2%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	4,833	4,934	(101)	(2.0)%

Total	371,881	365,364	6,517	1.8%

Number of retail customers (end of period):
Residential	331,050	325,707	5,343	1.6%
Commercial and industrial, small	36,713	35,964	749	2.1%
Commercial and industrial, large	49	50	(1)	(2.0)%
Sales to public authorities	4,795	4,925	(130)	(2.6)%

Total	372,607	366,646	5,961	1.6%

Weather statistics			10 Yr Average
Heating degree days	1,478	1,112	1,305
Cooling degree days	1,004	1,050	1,006

(a)	Excludes $11.8 million refund in 2010 and a $16.3 million surcharge in 2009 related to prior periods Texas deferred fuel revenues.

El Paso Electric Company & Subsidiary

Six Months Ended June 30, 2010 and 2009

Generation and Purchased Power Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	2,372,281	2,446,153	(73,872)	(3.0)%
Four Corners	288,034	385,956	(97,922)	(25.4)%
Gas plants	1,319,377	1,013,471	305,906	30.2%

Total generation	3,979,692	3,845,580	134,112	3.5%
Purchased power	1,155,743	1,442,013	(286,270)	(19.9)%

Total available energy	5,135,435	5,287,593	(152,158)	(2.9)%
Line losses and Company use	269,971	263,004	6,967	2.6%

Total	4,865,464	5,024,589	(159,125)	(3.2)%

Palo Verde capacity factor	87.9%	90.6%	(2.7)%
Four Corners capactiy factor	66.0%	86.9%	(20.9)%

El Paso Electric Company and Subsidiary

Financial Statistics

At June 30, 2010 and 2009

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2010	2009
Cash and cash equivalents	$29,410	$83,709

Common stock equity	$744,163	$726,175
Long-term debt, net of current portion	739,721	739,674
Financing obligations, net of current portion	—	69,464

Total capitalization	$1,483,884	$1,535,313

Current portion of long-term debt and financing obligations	$122,826	$34,029

Number of shares—end of period	43,515,310	44,966,307

Book value per common share	$17.10	$16.15

Common equity ratio	46.3%	46.3%
Debt ratio	53.7%	53.7%